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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                      NINE
                                     MONTHS
                                      ENDED                                 YEAR ENDED DECEMBER 31,
                                  SEPTEMBER 30,    ------------------------------------------------------------------------
                                      2002            2001           2000             1999            1998           1997
                                  -------------    ---------       ---------       ---------       ---------      ---------
INCOME (LOSS) BEFORE INCOME
   TAXES, MINORITY INTEREST
   AND EXTRAORDINARY ITEM ....      $  54,858      $ (91,383)      $(112,376)      $(160,722)      $ 132,007      $  82,813
                                    ---------      ---------       ---------       ---------       ---------      ---------
FIXED CHARGES:
   INTEREST EXPENSE AND
     AMORTIZATION OF DEBT
     ISSUANCE COSTS ..........      $  22,579      $  25,063       $  18,606       $  17,769       $  14,908      $      --
   INTEREST PORTIONS OF
     LEASES ..................          6,267          8,506           6,133           5,033           3,600          4,133
                                    ---------      ---------       ---------       ---------       ---------      ---------
TOTAL FIXED CHARGES (B) ......         28,846         33,569          24,739          22,802          18,508          4,133
                                    =========      =========       =========       =========       =========      =========

INCOME (LOSS) BEFORE INCOME
   TAXES, MINORITIES INTEREST
   AND EXTRAORDINARY ITEM PLUS
   FIXED CHARGES (A) .........      $  83,704      $ (57,814)      $ (87,637)      $(137,920)      $ 150,515      $  86,946
                                    ---------      ---------       ---------       ---------       ---------      ---------
RATIO OF EARNINGS TO FIXED
   CHARGES (A/B) .............           2.9X            --X             --X             --X             8.1          21.0X

DEFICIENCY OF EARNINGS TO
   FIXED CHARGES .............            $--      $  91,383       $ 112,376       $ 160,722             $--            $--
                                                   ---------       ---------       ---------
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